Exhibit 99.1

Cooper Industries
P.O. Box 4446
Houston, Texas 77210-4446

News Release

For Immediate Release

Contact:
Kyle McClure
Director, Treasury and Investor Relations
713-209-8631
Kyle.McClure@CooperIndustries.com

Cooper Industries Reports Record EPS
• All-Time Quarterly Record Earnings from Continuing Operations of $1.00 Per Share
• Record Full Year Earnings From Continuing Operations of $3.87 Per Share
• 11th Consecutive Year Free Cash Flow Greater than Net Income From Continuing Operations

Dublin, Ireland, January 24, 2012 – Cooper Industries plc (NYSE: CBE) today reported an all-time quarterly record earnings per share of $1.00, up 18% compared to earnings per share of $.85 for the same period last year. Fourth quarter 2011 revenues increased $113 million, or 9.0%, to $1.37 billion compared to revenues of $1.26 billion in the fourth quarter of the prior year. Core revenue growth was 4.7%, with acquisitions adding 4.5% and currency translation reducing reported revenues by 0.2% when compared to the prior year. Total operating profit margin was 14.6% for the fourth quarter of 2011 and 14.3% in the same period last year.

“For the full year 2011 Cooper reported record earnings per share from continuing operations of $3.87, an increase of 21%, compared to $3.20 per share for 2010 (excluding the loss related to the formation of the Tools joint venture). When compared to the previous record earnings per share from continuing operations of $3.59 reported in 2008, Cooper accomplished this performance on 6% lower revenues, excluding Tools segment revenue in 2008. Our Company-wide strategic initiatives and proven business model now have delivered eight quarters of double-digit earnings per share growth. Our new product vitality, which represents revenues from sales of products developed in the last three years, was a record 29% of total revenue and our percentage of sales derived from outside the United States reached a record 40%. Our longer cycle and international businesses produced solid results in the face of macro uncertainty, while demand from non-residential and residential construction markets remains stable,” said Cooper Industries Chairman and Chief Executive Officer Kirk S. Hachigian.

During 2011 Cooper reported free cash flow of $702.4 million, excluding the $250 million asbestos trust settlement payment. The company’s total debt net of cash as of December 31 was $751.0 million, which resulted in a 17.5% net debt to capitalization ratio. “Free cash flow was greater than net income from continuing operations for the 11th consecutive year, demonstrating our ability to generate strong free cash flow through all business cycles and provide us flexibility to execute a well balanced capital allocation program. For 2011 we allocated approximately $1.3 billion in capital in order to reinvest in our core business, acquire strategic assets and return cash to shareholders. For the year, we repurchased 8.0 million shares while increasing our dividend by 7 percent in February,” said Hachigian.

Operating margin in the fourth quarter was up versus the same period last year despite headwinds from:

•	Increased restructuring over the prior year of approximately $3 million;

•	Lower average margins for newly acquired businesses;

•	$4 million write-down of assets to market value for a small European product line held for sale.

Segment Results
Energy & Safety Solutions segment revenues for the fourth quarter of 2011 increased 9.7% to $742.4 million, compared with $676.7 million in the fourth quarter 2010. Core revenues were 6.9% higher than the comparable prior year period, with acquisitions adding 3.1% and currency translation reducing reported revenues by 0.3%. Core revenue growth was primarily related to continued demand for utility products with solid demand from global industrial and energy markets.

Segment operating earnings were $118.9 million, an increase of 4.5% from the $113.8 million in the prior year’s fourth quarter. Segment operating margin decreased 80 basis points to 16.0% for the fourth quarter 2011, compared to 16.8% for the fourth quarter of 2010. Segment operating margin was down primarily due to a mix shift toward project-based business versus the same period last year.

Electrical Products Group segment revenues for the fourth quarter of 2011 increased 8.1% to $630.7 million, compared with $583.2 million in the fourth quarter 2010. Core revenues were 2.2% higher than prior year, with acquisitions adding 6.1% and currency translation decreasing reported results by 0.2%. Core revenue growth was driven primarily by demand for energy efficient products and broad industrial demand, offset partially by the continued weak residential and non-residential construction markets.

Segment operating earnings were $83.7 million, an increase of 4.1% from the $80.4 million reported in the prior year’s fourth quarter. Segment operating margin decreased 50 basis points to 13.3% for the fourth quarter of 2011, compared to a record 13.8% for the fourth quarter of 2010. Excluding the impact from acquisitions and incremental restructuring versus the fourth quarter last year, segment operating margin expanded 30 basis points.

Tools Joint Venture
As a result of the creation of the Apex Tool Group joint venture on July 4, 2010, the Tools business was deconsolidated beginning with the third quarter 2010. Equity income from the Apex Tool Group joint venture of $21.9 million is included in operating earnings in the fourth quarter 2011, compared to equity income of $12.3 million in the fourth quarter of 2010.

Outlook
“For 2012 we are forecasting earnings per share from continuing operations of $4.15 — $4.35. This guidance assumes full-year revenue growth of 5 to 7 percent. For the first quarter of 2012 we expect earnings per share of $.97 to $1.01 on revenue growth of 4 to 6 percent. Investments made over the last several years in new product development, targeted verticals, and our increased presence in emerging markets have continued to strengthen our growth profile. While making these investments, we continue to drive margin improvements through operational excellence resulting in a forecasted improvement in operating earnings greater than 20 percent. Consistent with prior years, we look forward to reviewing our detailed 2012 outlook with the investment community on February 28th in New York City,” said Hachigian.

About Cooper Industries
Cooper Industries plc (NYSE: CBE) is a global electrical products manufacturer with 2011 revenues of $5.4 billion.  Founded in 1833 Cooper’s sustained success is attributable to a constant focus on innovation and evolving business practices, while maintaining the highest ethical standards and meeting customer needs.  The Company has seven operating divisions with leading market positions and world-class products and brands, including Bussmann electrical and electronic fuses; Crouse-Hinds and CEAG explosion-proof electrical equipment; Halo and Metalux lighting fixtures; and Kyle and McGraw-Edison power systems products.  With this broad range of products, Cooper is uniquely positioned for several long-term growth trends including the global infrastructure build-out, the need to improve the reliability and productivity of the electric grid, the demand for higher energy-efficient products and the need for improved electrical safety.  In 2011 fifty-nine percent of total sales were to customers in the industrial and utility end-markets and forty percent of total sales were to customers outside the United States.  Cooper has manufacturing facilities in 24 countries as of 2011.  For more information, visit the website at www.cooperindustries.com.

Comparisons of 2011 and 2010 fourth quarter results appear on the following pages.

Statements in this news release are forward looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding future revenues, costs and expenses, earnings, earnings per share, margins, cash flows, dividends and capital expenditures. Important factors which may affect the actual results include, but are not limited to, political developments, market and economic conditions, changes in raw material, transportation and energy costs, industry competition, the ability to execute and realize the expected benefits from strategic initiatives including revenue growth plans and cost control and productivity improvement programs, the ability to develop and introduce new products, the magnitude of any disruptions from manufacturing rationalizations, changes in mix of products sold, mergers and acquisitions and their integration into Cooper, the timing and amount of any stock repurchases by Cooper, changes in financial markets including currency exchange rate fluctuations, changing legislation and regulations including changes in tax law, tax treaties or tax regulations.

Conference Call
Cooper will hold a conference call today at 12:00 noon EDT to provide shareholders and other interested parties an overview of the Company’s fourth quarter 2011 performance. Those interested in hearing the conference call may listen via telephone by dialing (866) 713-8310 using pass code 13573174, or over the Internet in the “Investors” section of the company website, www.cooperindustries.com. International callers should dial (617) 597-5308 and use pass code 13573174.

The conference call may include non-GAAP financial measures. A reconciliation of those measures to the most directly comparable GAAP measures can be found in the supplementary financials of this press release.

Informational exhibits concerning the Company’s fourth quarter performance that may be referred to during the conference call will be available in the “Investors” section of the Company’s website, www.cooperindustries.com prior to the beginning of the call.

CONSOLIDATED RESULTS OF OPERATIONS

	Quarter Ended December 31,
	2011	2010
	(in millions where applicable)
Revenues	$1,373.1	$1,259.9
Cost of sales	930.5	842.9
Selling and administrative expenses	259.5	249.0
Equity in income of Apex Tool Group, LLC	21.9	12.3
Restructuring and other	4.0	—

Operating earnings	201.0	180.3
Interest expense, net	13.4	13.2

Income before income taxes	187.6	167.1
Income taxes	27.7	25.2

Net income	$159.9	$141.9

Net Income Per Common share:
Basic	$1.01	$.87
Diluted	$1.00	$.85

Shares Utilized in Computation of Income Per Common Share:
Basic	158.4 million	163.8 million
Diluted	160.3 million	166.2 million

PERCENTAGE OF REVENUES

	Quarter Ended December 31,
	2011	2010
Revenues	100.0%	100.0%
Cost of sales	67.8%	66.9%
Selling and administrative expenses	18.9%	19.8%
Operating earnings	14.6%	14.3%
Income before income taxes	13.7%	13.3%
Net income	11.6%	11.3%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Three Months Ended December 31
Segment Information

	Quarter Ended December 31,
	2011	2010
	(in millions)
Revenues:
Energy & Safety Solutions	$742.4	$676.7
Electrical Products Group	630.7	583.2

Total	$1,373.1	$1,259.9

Segment Operating Earnings:
Energy & Safety Solutions	$118.9	$113.8
Electrical Products Group	83.7	80.4

Total Segment Operating Earnings	202.6	194.2
General Corporate Expense	19.5	26.2
Equity in income of Apex Tool Group, LLC	21.9	12.3
Restructuring and other	4.0	—
Interest expense, net	13.4	13.2

Income before income taxes	$187.6	$167.1

	Quarter Ended December 31,
	2011	2010
Return on Sales:
Energy & Safety Solutions	16.0%	16.8%
Electrical Products Group	13.3%	13.8%
Total Electrical Segments	14.8%	15.4%

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CONSOLIDATED RESULTS OF OPERATIONS

	Twelve Months Ended
	December 31,
	2011	2010
	(in millions where applicable)
Revenues	$5,409.4	$5,065.9
Cost of Sales	3,612.5	3,380.6
Selling and administrative expenses	1,039.3	986.1
Equity in income of Apex Tool Group, LLC	66.8	22.8
Loss related to contribution of net assets to Tools JV	—	134.5
Restructuring and other	4.0	8.0

Operating earnings	820.4	579.5
Interest expense, net	63.2	49.4

Income from continuing operations before income taxes	757.2	530.1
Income taxes	119.9	86.3

Income from continuing operations	637.3	443.8
Income related to discontinued operations, net of income taxes	190.3	—

Net income	$827.6	$443.8

Net Income Per Common share:
Basic:
Continuing operations	$3.91	$2.67
Discontinued operations	1.17	—

Net Income	$5.08	$2.67

Diluted:
Continuing operations	$3.87	$2.64
Discontinued operations	1.15	—

Net Income	$5.02	$2.64

Shares Utilized in Computation of Income Per Common Share:
Basic	162.8 million	166.1 million
Diluted	164.9 million	168.1 million

PERCENTAGE OF REVENUES

	Twelve Months Ended
	December 31,
	2011	2010
Revenues	100.0%	100.0%
Cost of sales	66.8%	66.7%
Selling and administrative expenses	19.2%	19.5%
Operating earnings	15.2%	11.4%
Income from continuing operations before income taxes	14.0%	10.5%
Income from continuing operations	11.8%	8.8%

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CONSOLIDATED RESULTS OF OPERATIONS (Continued)
Additional Information for the Twelve Months Ended December 31
Segment Information

	Twelve Months Ended
	December 31,
	2011	2010
	(in millions)
Revenues:
Energy Energy & Safety Solutions	$2,926.5	$2,516.7
Electrical Products Group	2,482.9	2,238.0

Total Electrical Segments	$5,409.4	$4,754.7
Tools	—	311.2

Total	$5,409.4	$5,065.9

Segment Operating Earnings:
Energy & Safety Solutions	$494.3	$424.7
Electrical Products Group	353.7	330.7
Tools	—	33.1

Total Segment Operating Earnings	848.0	788.5
General Corporate Expense	90.4	89.3
Equity in income of Apex Tool Group, LLC	66.8	22.8
Loss related to contribution of net assets to Tools JV	—	134.5
Restructuring and other	4.0	8.0
Interest expense, net	63.2	49.4

Income from continuing operations before income taxes	$757.2	$530.1

	Twelve Months Ended
	December 31,
	2011	2010
Return on Sales:
Energy & Safety Solutions	16.9%	16.9%
Electrical Products Group	14.2%	14.8%
Total Electrical Segments	15.7%	15.9%

Impact of Unusual Items

	Income from
	Continuing			Continuing
	Operations		Income from	Operations
	Before	Income	Continuing	Net Income Per
	Income Taxes	Taxes	Operations	Common Share
				Basic	Diluted
Reported twelve months ended December 31, 2010	$530.1	$86.3	$443.8	$2.67	$2.64
Loss related to net assets contributed to JV	134.5	40.8	93.7	.56	.56

Excluding adjustments	$664.6	$127.1	$537.5	$3.23	$3.20

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CONSOLIDATED BALANCE SHEETS
(PRELIMINARY)

	December 31,	December 31,
	2011	2010
	(in millions)
ASSETS
Cash and cash equivalents	$676.6	$1,035.3
Receivables, less allowances	878.8	795.9
Inventories	466.3	438.9
Current discontinued operations receivable	3.8	13.0
Other current assets	265.9	207.5

Total current assets	2,291.4	2,490.6

Property, plant and equipment, less accumulated depreciation	625.4	608.3
Investment in Apex Tool Group, LLC	521.9	511.3
Goodwill	2,513.5	2,356.5
Other intangible assets, less accumulated amortization	380.4	333.6
Long-term discontinued operations receivable	5.1	150.6
Other noncurrent assets	109.9	217.7

Total assets	$6,447.6	$6,668.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Short-term debt	$6.4	$7.7
Accounts payable	502.6	462.6
Accrued liabilities	615.3	510.1
Current discontinued operations liability	9.3	45.4
Current maturities of long-term debt	325.0	0.6

Total current liabilities	1,458.6	1,026.4

Long-term debt	1,096.2	1,420.4
Long-term discontinued operations liability	40.5	701.7
Other long-term liabilities	316.3	314.0

Total liabilities	2,911.6	3,462.5

Common stock, $.01 par value	1.7	1.7
Retained earnings	4,421.8	3,658.7
Treasury stock	(671.6)	(288.6)
Accumulated other comprehensive loss	(215.9)	(165.7)

Total shareholders’ equity	3,536.0	3,206.1

Total liabilities and shareholders’ equity	$6,447.6	$6,668.6

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CONSOLIDATED STATEMENTS OF CASH FLOWS
(PRELIMINARY)

	Twelve Months Ended
	December 31,
	2011	2010
	(in millions)
Cash flows from operating activities:
Net income	$827.6	$443.8
Less: Income related to discontinued operations	(190.3)	—

Income from continuing operations	637.3	443.8
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	132.3	140.1
Deferred income taxes	62.9	(24.8)
Excess tax benefits from stock options and awards	(16.3)	(13.8)
Distribution of earnings from Apex Tool Group, LLC	48.4	-
Equity in income of Apex Tool Group, LLC	(66.8)	(22.8)
Loss related to contribution of net assets to Tools JV	—	134.5
Restructuring and other	4.0	8.0
Changes in assets and liabilities(1)
Receivables	(56.9)	(102.6)
Inventories	6.5	(16.1)
Accounts payable and accrued liabilities	55.2	161.2
Discontinued operations assets and liabilities, net	(246.7)	(21.7)
Other assets and liabilities, net	1.4	14.7

Net cash provided by operating activities	561.3	700.5

Cash flows from investing activities:
Capital expenditures	(125.0)	(98.5)
Cash paid for acquired businesses	(304.7)	(93.2)
Proceeds from sales of property, plant and equipment and other	16.1	(4.6)

Net cash used in investing activities	(413.6)	(187.1)

Cash flows from financing activities:
Proceeds from issuances of long-term debt	—	495.2
Repayments of long-term debt	(3.5)	(2.3)
Debt issuance costs	(1.1)	(0.9)
Proceeds from debt derivatives	—	0.3
Short-term debt, net	(1.5)	(2.0)
Dividends	(187.7)	(177.4)
Purchases of treasury shares	(383.0)	(276.1)
Purchases of common shares for cancellation	(12.5)	—
Excess tax benefits from stock options and awards	16.3	13.8
Proceeds from exercise of stock options and other	70.7	81.4

Net cash provided by (used in) financing activities	(502.3)	131.4

Effect of exchange rate changes on cash and cash equivalents	(4.1)	8.9

Increase (decrease) in cash and cash equivalents	(358.7)	653.7
Cash and cash equivalents, beginning of period	1,035.3	381.6

Cash and cash equivalents, end of period	$676.6	$1,035.3

(1) Net of the effects of translation and acquisitions

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RECONCILIATION OF NON-GAAP MEASURES

Ratios of Debt-To-Total Capitalization
And Net Debt-To-Total Capitalization Reconciliation
(Preliminary)

	December 31,	December 31,
	2011	2010
	(in millions where applicable)
Short-term debt	$6.4	$7.7
Current maturities of long-term debt	325.0	0.6
Long-term debt	1,096.2	1,420.4

Total debt	1,427.6	1,428.7
Total shareholders’ equity	3,536.0	3,206.1

Total capitalization	$4,963.6	$4,634.8

Total debt-to-total-capitalization ratio	28.8%	30.8%
Total debt	$1,427.6	$1,428.7
Less: Cash and cash equivalents	676.6	1,035.3

Net debt	$751.0	$393.4

Total capitalization	$4,963.6	$4,634.8
Less: Cash and cash equivalents	676.6	1,035.3

Total capitalization net of cash	$4,287.0	$3,599.5

Net debt-to-total-capitalization ratio	17.5%	10.9%

Note: Management believes that net debt to capital is a useful measure regarding Cooper Industries’ financial leverage for evaluating the Company’s ability to meet its funding needs.

Free Cash Flow Reconciliation

	Twelve Months Ended
	December 31,
	2011	2010
	(in millions)
Net cash provided by operating activities	$561.3	$700.5
Less capital expenditures	(125.0)	(98.5)
Add proceeds from sales of property, plant and equipment and other	16.1	(4.6)
Add asbestos trust settlement funding	250.0	—

Free cash flow	$702.4	$606.6

Note: Management believes that free cash flow provides useful information regarding Cooper Industries’ ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and strengthening the balance sheet.